Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-225381) of Ecopetrol S.A. and in the related Prospectus of our reports dated March 31, 2020, with respect to the consolidated financial statements of Ecopetrol S.A., and the effectiveness of internal control over financial reporting of Ecopetrol S.A., included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young Audit S.A.S.

Bogotá Colombia

March 31, 2020